Third Quarter 2008 Earnings Release Conference Call

October 23, 2008

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer

Good morning Ladies and Gentlemen and thank you for your interest in Terex Corporation today.

On the call with me this morning is Phil Widman, our Senior Vice President and Chief Financial Officer, Tom Riordan, the Company’s President and Chief Operating Officer, and Laura Kiernan our Director of Investor Relations. Also participating on the call and available for your questions are Rick Nichols for the Cranes segment; Tim Ford for the Aerial Work Platforms segment; Eric Nielsen for the Materials Processing & Mining segment; Bob Isaman for the Construction segment; Steve Filipov for Developing Markets; and George Ellis for the Roadbuilding and Utilities segment.

To accommodate our audiences in earlier time zones or anyone unable to listen, a replay will be available shortly after the live call and can be accessed until Thursday, October 30, 2008 at 5:00 p.m. EDT. To access the telephone replay, please dial 1-800-642-1687 and for participants internationally 1-706-645-9291 and enter conference id #69096538. To access the web replay of the call, go to the Investor Relations section of the Company’s website at www.terex.com.

These are unusual times, and they call for some unusual actions with the most straightforward communications we can provide given the uncertainties that surround us. We remain confident in our business, aggressive in our actions, and flexible to respond to the changes that are certainly in front of us that we cannot yet see. So, let me make some overall comments, then Phil Widman will detail the quarter and balance of year and Tom Riordan will get into some granularity regarding some of our cost reduction, right sizing and cash generation initiatives that are underway.

Terex is prepared for the current environment and is managing with a focus on cash, not because we have liquidity concerns, but rather because it is the right thing to do given the financial crisis underway and the importance of aggressively attacking the build rate changes that are needed. This best positions us for the next two years. Many of our customers do not buy on floor planning, but rather for immediate sale or usage. Consequently, the shock absorber that exists in a more dealer-oriented model that is financed by manufacturers does not apply for Terex. We see the retail effects rather quickly, and we know that retail is, in fact, down more than wholesale generally across our business.

The Aerial Work Platforms, the Materials Processing portion of our Materials Processing & Mining segment, and Construction businesses, hit revenue walls in the third quarter. When last we spoke, at the investor conference of September 4th, we saw some of the changes underway but not the severity that became more obvious as we ended the quarter and began the fourth quarter. Similarly, we understood the strength of our Mining and Crane businesses and expected these to remain strong. We still do, although the overall views of the financial markets suggest skepticism with this point of view. At this moment, we do not agree, but we will be prepared if the current financial crisis continues unabated. We are suggesting that in 2009, we will have revenue about equal to 2008, inclusive of currently announced acquisitions. This means that Terex Mining and Cranes will have good years, and we will have right-sized the other businesses sufficiently. This is how we see it, and frankly this is our responsibility. If you believe credit availability will return to the U.S. and European markets, as I do, then developing markets will continue to grow, and we will have opportunity in front of us, without such a draconian perspective as some may believe. But we will take aggressive actions if the negative comes true.

Why do we continue to have confidence in our business? It is because we are aggressively changing our cost profile, managing our liquidity and continuing our efforts to compete for business in developing markets. We will resume our share repurchase program when capital market risks are reduced, and we will close on the Fantuzzi transaction using cash and available sources as previously planned. We have the financial strength to manage through this period and continue to build the capabilities of the Company for the future.

Can we be wrong in our view of 2009 and our business? Certainly. However, if we examine all the competitors and our customers, plus some of our customers’ customers, what we see is quite similar. Cranes are strong. Mining remains solid and growing. Incremental mining capacity continues to be added, even if the rates have come down. Developing markets remain strong, with some exceptions. Russia is an exception. North America will likely recover before Europe, and big cranes and mining shovels and trucks continue to be mostly sold out, although sales of small cranes are clearly slowing. The “depression scenario” for Terex would have all of these segments roll over all at once, and we do not see this, nor do our customers and competitors. The only group that seems to believe this is the traders of our stock. Someone is wrong here and we do not think it is us, though we readily admit uncertainty remains in this environment. But we have seen those market cycles before and have managed to steadfastly build the Company effectively. And even if the worst case becomes a reality, I have faith in the team members of Terex, our customers and our investors, and I know we will face these challenges head on, aggressively, with liquidity in mind, and with the interests of all protected as best we can.

I would like to turn the comments over to Phil, who will specifically cover the numbers, then Tom has some remarks and we will all take your questions. Phil?

Phil Widman – Terex Corporation – Senior Vice President and Chief Financial Officer

Thanks Ron, and good morning. Before I begin, let me remind you that we will discuss expectations of future events and the performance of the Company on today’s call, and that such expectations are subject to uncertainties related to macroeconomic factors, interest rates, governmental actions, and other factors. A fuller description of the factors that affect future expectations is included in the press release and our other public filings. I encourage you to read them.

Our third quarter was certainly a challenge given the volatility of external factors that Ron mentioned. We also had our own internal challenges to quickly respond to this volatility.

Net sales were $2.5 billion for the third quarter, up 15% overall and 6% excluding the translation impact of foreign currency exchange rate fluctuations and acquisitions. Our net sales demonstrated the continued strength of the Materials Processing & Mining and Cranes segments, where net sales increased by 18% and 26% respectively, excluding currency and acquisition effects. However, on a similar basis, the AWP and Construction segments were down 12% and 10% respectively, as Western European and North American market demand softened further for these products.

Income from operations for the third quarter was $167 million, decreasing 29% from the comparable 2007 period, as the favorable operating results of the Cranes, Materials Processing & Mining and Roadbuilding and Utility Products segments was more than offset by the impact of the volume decline in AWP, coupled with input cost increases, primarily in the AWP and Construction segments, the $15 million pre-tax charge for the crane repair program and a $3 million charge for headcount reductions in the quarter. You should note that our Cranes and Materials Processing & Mining segments, where we expect sustained strength in global end markets, contributed over 100% of the operating profit in the period.

Earnings per share decreased to a level of $.96, which included charges totaling $.12 related to the crane repair program and headcount reductions, compared to $1.45 in the prior-year quarter. Cash provided by operating activities was $21 million in the quarter, and a use, year-to-date, of $35 million, which is fairly typical given the seasonality of our businesses. Return on invested capital was 23.6% for the trailing four-quarter period, down from 27% in the second quarter, as the reduced operating income and the increased invested capital from recent acquisitions and working capital impacted the result. Our net leverage ratio of debt less cash and cash equivalents to last twelve months EBITDA is slightly less than 1, an excellent position in today’s environment. However, given the level of uncertainty in access to the capital markets and our expectations of future demand, we are taking a number of actions to reduce cost and maintain adequate liquidity. Tom will cover the cost and production level adjustments when I’m done, but let me address where we stand on liquidity, as this should be a focus for any business in the current environment.

At the end of the third quarter, we had cash of $488 million and availability under our revolving credit facilities of $393 million, so $881 million in total. We expect, as is normal in the fourth quarter, to generate cash from operating activities. This would be driven mainly by operating profit and inventory reductions, as we reduce our production levels below the level of sales; however, continued vigilance on receivable collection activity and discipline on credit terms are also important factors.

Although we repurchased $200 million, or 4.2 million shares in the third quarter, and $562 million, or 9.8 million shares program-to-date, we will not continue to purchase shares until access to capital markets is clearer.

As relates to the liquidity and access to capital, I would like to point out what is an important differentiator in Terex’ approach to the market. As you know, we have been investing in Terex Financial Services (TFS) to ensure our customers have the needed acquisition solutions around the world. Unlike many of our large competitors, we have chosen a model for TFS that utilizes strong financial relationships to provide funding for our customers. We ended the third quarter with less than $10 million of lease receivables related to customer financing on our balance sheet. Our funder selection is diverse and allows us to align relationships based on geographical strength, product knowledge and risk appetite. Where our customers have chosen to use TFS, we have been and expect to continue to fund all approved transactions.

We expect to use some liquidity to fund the acquisition of the port equipment businesses of Fantuzzi Industries, which we anticipate will close in the fourth quarter. We are focused on maintaining adequate liquidity, through aggressive actions on many fronts to ensure flexibility to execute our key business plans.

We have provided a backlog analysis in our third quarter press release to outline the impact of the level of cranes production for 2009 for certain of our products. Please note that pricing for some cranes have not yet been finalized. Also, given the significant movement in foreign currency exchange rates, particularly between the end of the second and the third quarter of 2008, we have outlined the impact for the total company and specifically for the Cranes segment to provide for comparability. On an adjusted basis, total company backlog of $4.274 billion in the third quarter is up 10.2% from comparable 2007 levels and down 1.6% from the second quarter. As expected, the significant decreases are in the AWP and Construction segments given softness in their end markets. However, the Cranes segment is up 50% from the comparable prior year period, and up 8% from the second quarter of 2008. Materials Processing & Mining backlog on a comparable basis increased by 19% from the comparable prior-year period and is up 2% from the second quarter of 2008, as some softness in the Materials Processing markets has partially dampened the continued growth in Mining demand. Recall that we define backlog as orders that are deliverable in the next twelve months.

Considering the challenges and opportunities in some of our end markets, the anticipated input cost pressures and our action plans to respond to the changing environment, we have updated our 2008 guidance to a net sales level of $10.0 to $10.3 billion and earnings per share of $5.69 to $5.79. While the earnings per share guidance includes the charges in the third quarter for the crane repair program and the headcount reductions of $.12 in total, in does not include additional charges that may be required to implement further cost reduction activities.

With that I’ll turn it over to Tom.

Tom Riordan – Terex Corporation - President and Chief Operating Officer

Thanks, Phil, and good morning everyone. I will cover our current views of end markets and business conditions, and discuss in detail the changes that we are making in order to address how Terex is adapting to this rapidly changing economic environment.

Our Aerial Work Platforms business had a tough quarter, with revenue down 8.9% and orders down 20.6% versus the prior year. Western Europe has been particularly affected in the last eight weeks. Profitability in Q3 was significantly impacted by lower sales volumes, cost pressures (primarily from steel), and reduced build rates. We estimate that materials cost increases negatively affected this business by $34 million in the quarter, or over 6 points of margin.

Using the last several months order rates and detailed conversations with our customers as a barometer, we have announced significant reductions in staffing levels across the organization in an effort to lower SG&A and overhead cost to levels commensurate with expected volume reductions. We have already adjusted build rates to reduce inventory even at these lower sales levels using shutdown days while staffing levels are adjusted. We have announced and implemented reductions of 24% of our workforce (compared to June 2008) in addition to the elimination of a sizable force of temporary help in July. If additional reductions are required to stay in balance with our customers, we will quickly address that. Additionally, we are reviewing major structural changes to our global logistics and warehousing system, with the goal of reducing costs and working capital while improving customer responsiveness. Net inventory was reduced by $77 million in the quarter — a very positive step.

Based on competitive pressures, pricing is proving challenging, though our customers understand the implications of higher material costs and the need for their suppliers to remain financially healthy. Industry data suggests we are maintaining and, in some cases, slightly growing share. We intend to defend our market position vigorously while working to secure the price increases already announced for next year.

We have seen from our suppliers some recent “token” price reductions on steel and other components. Based on that and other reasons, we believe we may be near the peak of the raw material cost impact at AWP. We expect to turn these “token decreases” into meaningful reductions which will start to show meaningful results early next year.

Let’s move on to Construction. Our sales were up modestly, although when we exclude foreign exchange and acquisitions, we were down about 10%. Order rates in Asia and Africa remain solid, but not enough to offset softness throughout Europe. The U.S. market continues to be depressed. Profitability was impacted by a tough pricing environment as we push to sell already built units, continued material cost pressures (purchase price variance was $11 million in the quarter), and by reduced build volumes. Inventory was lowered by $46 million in the quarter, most of which was exchange rate, and we expect the inventory reductions to continue.

Our belief is that the market environment and pricing will remain difficult, and we are focused on reducing costs as the primary method of restoring profitability to this business. Reductions are being made in staffing through all parts of the organization along with significant shutdown days. We have a number of facilities that are under review as part of the structural changes needed in this business, along with aggressive product cost reduction programs and supply chain rationalization. While speed is critical on reducing costs, we also need to insure that we manage the structural changes so that we position the business for true improvements. We expect to have a further 17% workforce reduction in the next several quarters as we change our cost structure.

On a more upbeat note, our Cranes business had another terrific quarter with revenue up 36%. Excluding the charges for the crane repair program mentioned in the press release, the operating margin in the quarter was 14.4%. Demand and order rates remain strong, and product pricing and material cost increases continue to approximately balance each other. The press release has a detailed backlog presentation showing adjusted backlog up 49%.

We continue to see a shift toward higher capacity and higher value products. Investment in engineering and development of new products continues to be very robust, and we are being judicious with respect to the use of capital for capacity expansion. We are seeing some signs of caution with some of our customers, but more around financing availability than a change in the market conditions for crane usage. We have demonstrated that we can successfully secure financing for our customers as needed, even during these past several weeks.

The Materials Processing & Mining segment also had a terrific quarter, mostly led by the Mining business. The recent MINExpo show was very well attended, with the majority of customers being very bullish, despite recent commodity pricing changes. We believe that current commodity prices are still in the range to support future capital investment. Order rates continue to be strong, and there are no real indications of reductions in capital spending by larger customers, although we are seeing some slowdown in orders from independent smaller customers due to financing availability. As I mentioned earlier, when customers have gone through Terex Financial Services, we have not had a problem in securing financing. Backlog continues to be at recent historically high levels. Similar to our Cranes business, we remain optimistic in the medium term outlook.

Our Materials Processing business historically has been more tied to the Construction cycle. We have seen a substantial slowdown in orders in Q3, with some order cancellations. This is particularly true with many of our European customers and dealers, who tend to be smaller, entrepreneurial businesses. We have aggressively reduced our contract workforce and build rates, and are taking steps to lower our cost structure, both short term and long term, by reductions in force along with structural changes. As noted in the press release, we have cut production rates by as much as 50% compared to the first half 2008 rates. Net inventory went up $11 million in Q3, and we expect to be back to more traditional inventory turn levels by Q1. This business traditionally has been very flexible in responding to market inflections – up and down – and we expect this time to be no different.

The Roadbuilding and Utilities businesses continue to gradually improve, with some exceptions. Our concrete mixer truck business continues to be challenged, and the Roadbuilding business in the U.S. continues to search for signs of increased activity from its customers. Utilities continues to do well, although there are signs of financing being much more challenging for some of our customers. Our Brazilian Roadbuilding business is having a terrific year, and other non-U.S. markets are doing just fine.

We will continue to invest in diversifying our customer base in developing markets, which represented 26% of our revenues in Q3, up from 22% in 2007. We are achieving this growth through enhanced local distribution and dealer development, dedicated in-country resources to leverage the overall Terex portfolio of products, and signs of success in local manufacturing, such as our facility in Brazil.

In addition to the cost reductions I covered already, we continue to look for opportunities to reduce overhead in all areas. After the first of the year, the Roadbuilding business will be moved into the Construction segment and the Utilities business will become part of the AWP segment. In each case, there are synergies for sharing facilities and overhead structure, along with being able to redeploy the Roadbuilding and Utility segment team – who has done a very nice job – into other value-added activities. In line with appropriate accounting treatment, our financial statements will reflect this change starting with Q1 2009 financials.

We are also reviewing other key initiatives and programs in every part and every level of our business to ensure that we are eliminating waste and prioritizing resources in light of current market realities. Terex continues to have significant opportunities to improve, and we will be judicious in balancing short term cost reductions versus continuing to invest in long term improvements.

As I mentioned earlier, there are some early signs of progress on reducing material input costs, primarily steel, with our supply management team. Fully 50% of the supply management team is deployed full time on raw steel and fabricated parts cost reduction. We are finding a great deal of interest from offshore steel mills and fabrication suppliers, and numerous projects with samples and qualifying production parts are underway. It is too early to declare “victory” on material inflation, but the signs are promising.

At this point, I will turn it back to Ron.

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer

Thank you, Tom. Laurie, let’s open it up for questions.